As filed with the Securities and Exchange Commission on June 25, 2012

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sonic Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	56-2012790
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

4401 Colwick Road

Charlotte, North Carolina 28211

Telephone: (704) 566-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen K. Coss, Esq.

Senior Vice President and General Counsel

4401 Colwick Road

Charlotte, North Carolina 28211

Telephone: (704) 566-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas H. O’Donnell, Esq. Melinda S. Blundell, Esq. Dykema Gossett PLLC 100 North Tryon Street, Suite 2700 Charlotte, North Carolina 28202 Telephone: (704) 335-2735	Stuart H. Gelfond, Esq. Andrew B. Barkan, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Telephone: (212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock	(1)	$85,125,055	$9,760

(1)	This Registration Statement registers shares of the Registrant’s Class A common stock that may be issued in connection with the exchange offer by the Registrant as a portion of the consideration for all of the Registrant’s outstanding 5.0% Convertible Senior Notes due 2029 (the “Notes”). The number of shares is not included in the “Calculation of Registration Fee Table” in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Based on a maximum offer consideration of $631 per $1,000 principal amount of Notes that may be paid in the form of shares of the Registrant’s Class A common stock in accordance with the terms of the exchange offer. The remaining portion of the offer consideration will consist of a fixed cash payment of $1,000 per $1,000 principal amount of Notes. As of the date of this Registration Statement, $134,905,000 aggregate principal amount of Notes were outstanding.
(3)	Estimated in accordance with Rules 457(f)(1) and (f)(3) and Rule 457(o) under the Securities Act, solely for the purpose of calculating the registration fee.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 25, 2012.

Offer to Exchange Class A Common Stock and Cash

For All of Our 5.0% Convertible Senior Notes Due 2029

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, cash and newly issued shares of our Class A common stock for all our outstanding 5.0% Convertible Senior Notes due 2029 (the “Notes”). We refer to the $1,000 fixed cash amount and the shares to be issued in exchange for our Notes as the “Offer Consideration” in this prospectus.

The total value of the Offer Consideration per $1,000 principal amount of Notes accepted for exchange will equal (i) $495 plus (ii) the Average VWAP (as defined herein) multiplied by 60.5274. The Offer Consideration will be paid by (i) a fixed cash payment of $1,000 per $1,000 principal amount of Notes accepted for exchange in this exchange offer and (ii) a number of shares of our Class A common stock equal to the quotient of the total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP. As discussed below, cash will be paid in lieu of fractional shares based upon the Average VWAP. In no event will the total value of the Offer Consideration paid in this exchange offer be less than $1,000 or more than $1,631, in each case, per $1,000 principal amount of Notes accepted for exchange in this exchange offer.

Holders whose Notes are accepted for exchange will also be entitled to receive a cash payment for accrued and unpaid interest on the Notes to, but excluding, the settlement date. We will not issue fractional shares of our Class A common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the Average VWAP. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent.

Throughout the exchange offer, an indicative Offer Consideration will be available at http://www.gbsc-usa.com/SAH and from the Information Agent (as defined herein), which may be contacted at one of its telephone numbers listed on the back cover of this prospectus. We will determine the final Offer Consideration promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on Friday, July 27, 2012 (as such date may be extended, the “Pricing Date”). We will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent. If the Offer Consideration will equal the maximum Offer Consideration of $1,631, then the exchange offer will be automatically extended (a “Mandatory Extension”) until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders of Notes to tender or withdraw their Notes during those days. See “The Exchange Offer—Extension of the Offer; Termination; Amendment.”

The exchange offer will expire at 12:00 midnight, New York City time, at the end of July 27, 2012, unless extended or earlier terminated by us. We refer to this date as the “expiration date.” Notes must be validly tendered for exchange in the exchange offer on or prior to the expiration date to receive the Offer Consideration. Notes tendered for exchange in the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Upon the terms and subject to the conditions of the exchange offer, all Notes validly tendered in the exchange offer and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the expiration date will be accepted in the exchange offer. You should carefully review the procedures for tendering Notes beginning on page 30 of this prospectus.

As of the date of this prospectus, $134,905,000 aggregate principal amount of Notes were outstanding. The Notes are not listed on any securities exchange. Our Class A common stock is listed on the NYSE under the symbol “SAH”. The last reported sale price of our Class A common stock on June 22, 2012 was $13.97 per share. We expect the shares of Class A common stock offered by this prospectus will be listed on the NYSE.

The offer is subject to the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer,” including, among other things, a minimum aggregate principal amount of Notes being tendered and the effectiveness of the registration statement of which this prospectus forms a part.

Both acceptance and rejection of this exchange offer involve risks. Some of the risks associated with the exchange offer and an investment in our Class A common stock offered through this prospectus are described under the caption “Risk Factors” beginning on page 7 of this prospectus and in our filings with the Securities and Exchange Commission incorporated by reference herein. We urge you to carefully read the “Risk Factors” section beginning on page 7 and our filings with the Securities and Exchange Commission incorporated by reference herein before you make any decision regarding the exchange offer.

You must make your own decision whether to tender Notes in the exchange offer, and, if you decide to tender Notes, the principal amount of Notes to tender. Neither we, our management, our board of directors, the dealer managers, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your Notes for exchange in the offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Class A common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Joint Lead Dealer Managers for the Exchange Offer Are:

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

The date of this prospectus is             , 2012

IMPORTANT INFORMATION

Except as otherwise indicated or as the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,”, “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries.

The Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”).

Should you have any questions as to the procedures for tendering your Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the information agent at its telephone number set forth on the back cover page of this prospectus.

You may tender your Notes through DTC’s Automated Tender Offer Program (“ATOP”) or by following the other procedures described under “The Exchange Offer — Procedures for Tendering Notes.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date of the exchange offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Notes on your behalf on or prior to the expiration date. Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the expiration date will be disregarded and of no effect.

Notwithstanding any other provision of the exchange offer, our obligation to purchase, and to pay the Offer Consideration for, any Notes validly tendered and not properly withdrawn pursuant to the exchange offer are subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the exchange offer described under “The Exchange Offer—Conditions of the Exchange Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this prospectus or the accompanying letter of transmittal, to Global Bondholder Services Corporation, as information agent for the exchange offer (the “Information Agent”), and you may also direct questions regarding the exchange offer to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as the joint lead dealer managers for the exchange offer (collectively, the “Dealer

i

Managers”), at their respective addresses and telephone numbers listed on the back cover page of this prospectus. Global Bondholder Services Corporation is also acting as the exchange agent for the exchange offer (the “Exchange Agent”).

Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that material changes in the exchange offer be promptly disseminated to holders in a manner reasonably designed to inform them of such changes), delivery of this prospectus shall not under any circumstances create any implication that the information contained in or incorporated by reference in this prospectus is correct as of any time after the date of this prospectus or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable.

You should rely only on the information contained or incorporated by reference in this prospectus or the accompanying letter of transmittal. None of us, our management, our board of directors, the dealer managers, the exchange agent or the information agent makes any recommendation to any holder of Notes as to whether or not to exchange any Notes. None of us, our management, our board of directors, the dealer managers, the exchange agent or the information agent has authorized any person to give any information or to make any representation in connection with the exchange offer other than the information and representations contained in this prospectus or the letter of transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management, our board of directors, the dealer managers, the exchange agent or the information agent.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offer or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the exchange offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for any offering hereunder.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data included and incorporated by reference in this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain numerous “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	vehicle sales rates and same store sales growth;

•	future liquidity trends or needs;

•	our business and growth strategies;

•	future covenant compliance;

•	our financing plans and our ability to repay or refinance existing debt when due;

•	future acquisitions or dispositions;

•	level of fuel prices;

•	industry trends; and

•	general economic trends, including employment rates and consumer confidence levels.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in “Risk Factors” and elsewhere in this prospectus and our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus, as well as:

•	the number of new and used cars sold in the United States as compared to our expectations and the expectations of the market;

•

our ability to generate sufficient cash flows or obtain additional financing to fund acquisitions, capital expenditures, our share repurchase program, dividends on our common stock and general operating activities;

•

the reputation and financial condition of vehicle manufacturers whose brands we represent, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers, which may affect our ability to obtain desirable new vehicle models in inventory or complete additional acquisitions;

•	adverse resolutions of one or more significant legal proceedings against us or our dealerships;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	the terms of any refinancing of our existing indebtedness;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but also on businesses we may seek to acquire;

•	our ability to successfully integrate potential future acquisitions; and

•	the rate and timing of overall economic recovery or decline.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13395). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, you may access all of such filings on our website at http://www.sonicautomotive.com. The information set forth on our website is not part of this prospectus.

This prospectus “incorporates by reference” information we file with the SEC, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC without including such information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the exchange offer is completed or terminated:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(3)	Our definitive proxy statement dated March 12, 2012;

(4)	Our Current Reports on Form 8-K filed on February 28, 2012 (pursuant to Item 8.01), March 5, 2012, March 6, 2012, April 23, 2012 (pursuant to Items 1.01, 5.02, 5.07 and 9.01), May 18, 2012 and May 25, 2012 and our Current Report on Form 8-K furnished on June 25, 2012 (including the exhibits thereto);

(5)	our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

(6)	the description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on October 6, 1997 pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description; and

(7)	the description of the Notes, at pages S-42 to S-67 of our Prospectus Supplement filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on September 21, 2009.

We will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus. Written or telephone requests should be directed to Mr. Stephen K. Coss, Senior Vice President and General Counsel, 4401 Colwick Road, Charlotte, North Carolina 28211, telephone (704) 566-2400.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the exchange offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

In order to ensure timely delivery of such documents, holders must request this information promptly and in no event later than Friday, July 20, 2012, which is five business days before the expiration date. We encourage you to submit any request for documents as soon as possible to ensure timely delivery of the documents prior to the expiration date.

This prospectus is a part of our registration statement on Form S-4 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

As of March 31, 2012, we reclassified certain of our franchises between discontinued and continuing operations in accordance with generally accepted accounting principles. This reclassification has been reflected in our financial statements as of March 31, 2012 and for the three months ended March 31, 2012 and as of and for the three years ended December 31, 2011 that are incorporated by reference into this prospectus. The Current Report on Form 8-K furnished to the SEC on June 25, 2012 incorporated by reference into this prospectus recasts certain information previously presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to conform with the presentation of franchises classified between continuing operations and discontinued operations in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Accordingly, investors should rely upon the financial statements included in this June 25, 2012 Form 8-K for our audited financial information for the three year period ended December 31, 2011.

Our financial statements as of, and for the three months ended March 31, 2011, June 30, 2011 and September 30, 2011 that are incorporated by reference into this prospectus from our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, as amended, were not restated to reflect this reclassification. Accordingly, since these incorporated financial statements cannot be reviewed on a comparative basis with the other financial statements incorporated by reference into this prospectus, for our interim financial condition and operating results.

v

SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus. The following summary does not contain all of the information that you should consider before exchanging your Notes and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus, the accompanying letter of transmittal and the financial statements and the documents incorporated by reference. You should carefully read the entire prospectus, including the information incorporated by reference into this prospectus, the “Risk Factors” section beginning on page 7 and the “The Exchange Offer” section beginning on page 23 before making an investment decision. See “Where You Can Find More Information About Sonic.”

The Company

We are one of the largest automotive retailers in the United States. As of March 31, 2012, we operated 118 dealerships in 15 states, representing 28 different brands of cars and light trucks, and 24 collision repair centers. Our dealerships provide comprehensive services including (1) sales of both new and used cars and light trucks, (2) sales of replacement parts, performance of vehicle maintenance, manufacturer warranty repairs, paint and collision repair services and (3) arrangement of extended service contracts, financing, insurance and other aftermarket products for our automotive customers.

Our Class A common stock is listed on the NYSE under the symbol “SAH”. The last reported sale price of our Class A common stock on June 22, 2012 was $13.97 per share.

Our principal executive offices are located at 4401 Colwick Road, Charlotte, North Carolina 28211, telephone (704) 566-2400. We were incorporated in Delaware in 1997.

The Exchange Offer

The following summarizes certain material terms of the exchange offer. Before you decide whether to tender your Notes in the exchange offer, you should read the entire prospectus, including the detailed description under the heading “The Exchange Offer”, “Description of Common Stock” and “Risk Factors.”

Offeror	Sonic Automotive, Inc.

Securities Subject to Exchange Offer	All of our outstanding Notes. As of the date of this prospectus, $134.9 million aggregate principal amount of Notes are outstanding and are convertible at a rate of 75.3017 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $13.28 per share of Class A common stock.

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, cash and newly issued shares of our Class A common stock for all our outstanding Notes. We refer to the $1,000 fixed cash amount and the shares to be issued in exchange for our Notes collectively as the “Offer Consideration” in this prospectus.

The total value of the Offer Consideration per $1,000 principal amount of Notes accepted for exchange will equal (i) $495 plus (ii) the Average VWAP (as defined herein) multiplied by 60.5274.

The Offer Consideration will be paid by (i) a fixed cash payment of $1,000 per $1,000 principal amount of Notes accepted for exchange in this exchange offer and (ii) a number of shares of our Class A common stock equal to the quotient of the total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP.

For the avoidance of doubt, the Offer Consideration per $1,000 principal amount of Notes will consist of:

(i)     $1,000 in cash, plus

(ii)    A number of shares of our Class A common stock equal to:

(Total value of Offer Consideration per $1,000 principal amount of Notes - $1,000)

Average VWAP

As discussed below, cash will be paid in lieu of fractional shares based upon the Average VWAP.

In no event will the total value of the Offer Consideration paid in this exchange offer be less than $1,000 or more than $1,631, in each case, per $1,000 principal amount of Notes accepted for exchange in this exchange offer.

Holders whose Notes are accepted for exchange will also be entitled to receive a cash payment for accrued and unpaid interest on the Notes to, but excluding, the settlement date. We will not issue fractional shares of our Class A common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the Average VWAP. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent.

We will accept for exchange all Notes validly tendered and not validly withdrawn on or prior to the expiration date, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal.

Conditions to the Exchange Offer	Among other conditions, the exchange offer is conditioned upon the effectiveness of the registration statement of which this prospectus forms a part, no stop order suspending the effectiveness of the registration statement and no proceeding for that purpose having been instituted or that is pending, contemplated or threatened by the SEC, all other required governmental approvals or consents having been obtained and the other closing conditions described in “The Exchange Offer— Conditions of the Exchange Offer.” In addition, because of limitations on our ability to utilize net proceeds from sale of our new senior subordinated notes due 2022, this exchange offer is conditioned upon the valid tender and acceptance, in our discretion, of Notes representing at least $80.0 million aggregate principal amount (the “Minimum Tender Condition”). Except as to the requirements that the registration statement be declared effective by the SEC, that there be no stop orders suspending the effectiveness of such registration statement, which we will not waive, we may waive any of the other conditions to the exchange offer in our sole and absolute discretion. See “The Exchange Offer — Conditions of the Exchange Offer.”

Purpose of the Exchange Offer	To repurchase, cancel and retire the Notes, thereby reducing the dilutive impact of the Notes on our outstanding equity on an as-converted basis, after giving effect to any shares of Class A common stock that may be issued in this exchange offer.

Expiration Date; Extension of Tender
Period; Termination; and Amendment	This exchange offer will expire at 12:00 midnight New York City time at the end of July 27, 2012, unless we extend or terminate it. We may extend the expiration date for the exchange offer for any reason in our sole and absolute discretion. If we decide to extend the expiration date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date. You must tender your outstanding Notes prior to this time, if you want to participate in the exchange offer. We reserve the right to terminate the exchange offer at any time prior to completion of the exchange offer in our sole and absolute discretion, but subject to applicable law, if any of the conditions under “The Exchange Offer — Conditions of the Exchange Offer” have not been, or we reasonably determine cannot be, satisfied on or prior to the expiration date or upon the occurrence of any of the events specified under “The Exchange Offer — Conditions of the Exchange Offer”. See “The Exchange Offer — Termination of the Exchange Offer.” In addition, we have the right to amend any of the terms of the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the exchange offer. In any such event, the Notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

Settlement Date	The settlement date in respect of Notes that are validly tendered and not properly withdrawn prior to the expiration date is expected to be promptly following such expiration date. See “The Exchange Offer — Settlement Date.”

Accrued and Unpaid Interest	Holders whose Notes are accepted for exchange will be entitled to receive a cash payment for accrued and unpaid interest on the Notes to, but excluding, the settlement date.

Procedures for Tendering Notes

Holders of Notes desiring to accept the exchange offer must tender their Notes through ATOP or by following the other procedures described under “The Exchange Offer — Procedures for Tendering Notes.” A holder who wishes to tender its Notes must either deliver an Agent’s Message or sign and return the applicable letter of transmittal, including all other documents required by the applicable letter of transmittal, as described under “The Exchange Offer — Procedures for Tendering Notes.”

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to allow adequate processing time for your instruction prior to the expiration date.

BECAUSE WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC PRIOR TO THE APPLICABLE EXPIRATION DATE. See “The Exchange Offer — Procedures for Tendering Notes.”

Do not send letters of transmittal or certificates representing Notes to us or DTC. Send these documents only to the exchange agent.

Withdrawal	Your tender of Notes pursuant to this exchange offer may be withdrawn at any time before the exchange offer expires.

Withdrawals may not be rescinded. If you change your mind again, you may tender your Notes again by following the exchange offer procedures before the exchange offer expires. See “The Exchange Offer — Withdrawal Rights.”

Acceptance of Notes and Delivery of Offer Consideration

We will, subject to the terms and conditions described in this prospectus, accept all Notes that are validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the expiration date. The Offer Consideration will be delivered promptly after we accept the Notes. See “The Exchange Offer — Acceptance of Notes for Exchange; Delivery of Offer Consideration.”

Consequences of Failure to Exchange Notes

Notes not exchanged in the exchange offer will remain outstanding after consummation of the exchange offer and will continue to accrue any interest in accordance with their terms. Following completion of, and as a result of, the exchange offer, the market for the remaining outstanding Notes may be less liquid. See “Risk Factors — The liquidity of any market that currently exists for the Notes may be adversely affected by the exchange offer, and holders of the Notes who fail to properly tender their Notes may find it more difficult to sell their Notes.”

Holders of Notes that remain outstanding will continue to have the same rights under the Notes as they are entitled to today.

No Appraisal Rights	No appraisal rights are available to holders of Notes in connection with the exchange offer.

Material United States Federal Income Tax Considerations

For a summary of the material U.S. federal income tax considerations relating to the exchange offer, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Risk Factors	You should carefully consider in its entirety all of the information set forth in this prospectus and the accompanying letter of transmittal, as well as the information incorporated by reference in this prospectus, and, in particular, the section entitled “Risk Factors,” before deciding whether to participate in the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Market Price and Trading	Our Class A common stock is listed on the NYSE under the symbol “SAH”. On June 22, 2012, the last reported sale price for our Class A common stock was $13.97 per share. We expect the shares of our Class A common stock offered by this prospectus to be listed on the NYSE at or prior to the settlement of the exchange offer.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Notes to the dealer managers, the information agent, the exchange agent or us. If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee who tenders the Notes on your behalf, such nominee may charge you a commission for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Exchange Agent	Global Bondholder Services Corporation is the exchange agent for the exchange offer.

Dealer Managers	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the exchange offer.

Information Agent	Global Bondholder Services Corporation is the information agent for the exchange offer.

Fees and Expenses	We will pay all fees and expenses we incur in connection with the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Questions and Additional Information	If you have questions about the terms of the exchange offer, please contact the joint lead dealer managers. If you have questions regarding the procedures for tendering Notes in the exchange offer or require assistance in tendering your Notes, please contact the exchange agent. If you have any other questions or requests for assistance, or requests for additional copies of this prospectus or of the accompanying letters of transmittal, please contact the information agent. The contact information for the joint lead dealer managers, the exchange agent and the information agent are set forth on the back cover page of this prospectus. See also “Where You Can Find More Information About Sonic.”

RISK FACTORS

This section describes some, but not all, of the risks associated with the exchange offer and tendering your Notes for exchange. Before making an investment decision, you should also carefully consider the risk factors described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

Risks Related to the Exchange Offer

Upon consummation of the exchange offer, holders who tender their Notes will no longer have any rights under the Notes, including, without limitation, rights to future principal and interest payments on the Notes and the right to convert Notes into shares of our Class A common stock at a future date, and rights as a creditor of the Company.

If you tender your Notes pursuant to the exchange offer, you will be giving up all of your rights as a noteholder, including, without limitation, rights to future payments of principal and interest on the Notes, and you will cease to be a creditor of the Company. You also will be giving up the right to convert your Notes into shares of our Class A common stock in accordance with the terms of the Notes.

The liquidity of any market that currently exists for the Notes may be adversely affected by the exchange offer, and holders of the Notes who fail to properly tender their Notes may find it more difficult to sell their Notes.

If a significant percentage of the aggregate principal amount of the Notes are exchanged in the exchange offer, the liquidity of the market for the Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Notes exchanged will reduce the amount of Notes outstanding. As a result, the Notes may trade at a discount to the price at which they would trade if the exchange offer was not consummated. The smaller outstanding principal amount of the Notes may also make the trading price of the Notes more volatile. If the exchange offer is consummated, there might not be an active market in the Notes and the absence of an active market could adversely affect your ability to trade the Notes or the prices at which the Notes may be traded.

Following the exchange offer, we may repurchase any Notes that remain outstanding, and the terms of such repurchases may be more or less favorable than the exchange offer.

Following completion of the exchange offer, we may repurchase additional Notes that remain outstanding. Future purchases of Notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the exchange offer from the time that the exchange offer is first announced until the expiration of the exchange offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the exchange offer until ten business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

We have not made a recommendation with regard to whether or not you should tender your Notes in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to the holders of the Notes.

None of we, our management, our board of directors, the dealer managers, the information agent, nor the exchange agent has made or is making a recommendation as to whether holders of the Notes should exchange their Notes pursuant to the exchange offer. We have not retained and do not intend to retain any third party to act on behalf of the holders of the Notes for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management, our board of directors, the dealer managers, the exchange agent or the information agent. Holders of Notes must make their own independent decision regarding participation in the exchange offer based upon their own assessment. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

The failure to timely complete the exchange offer successfully could negatively affect the market price of our Class A common stock and the trading price of the Notes.

Several conditions must be satisfied or waived before we may complete the exchange offer, including that no material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs occurs prior to 12:00 midnight, New York City time, at the end of the expiration date. In addition, to the extent permitted by law, we reserve the right to extend the exchange offer in our sole discretion. If the exchange offer is not timely completed, the market price of the Class A common stock and the trading price of the Notes may decline to the extent that such prices reflect the assumption that the exchange offer will be completed on the scheduled expiration date. In addition, to the extent that we extend the exchange offer, many of the risks described elsewhere in these “Risks Related to the Exchange Offer” may be exacerbated.

Risks Related to the Company

During the process of completing the audit of our financial statements for the period ended December 31, 2011, we became aware of the existence of a material weakness and significant deficiencies in the designs and operations of the internal control over financial reporting that could adversely affect our ability to record, process, summarize and report financial data consistent with our assertions in the financial statements.

Upon identifying this material weakness, we took corrective actions to remedy the lack of controls that gave rise to it. As a result, our financial statements as of December 31, 2011 and March 31, 2012 were properly stated notwithstanding the material weakness that existed during the 2011 year. Although we have taken corrective actions and implemented remedial controls to eliminate this weakness and these deficiencies, the actions we have taken and controls we have implemented have not been fully tested and may not adequately resolve the weakness and deficiencies. We may also identify additional material weaknesses and significant deficiencies in the future.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or be detected on a timely basis. As previously announced, during the process of completing the audit of our financial statements for the period ended December 31, 2011, we identified a material weakness in our internal control over financial reporting relating to an error in the methodology we utilized to classify amounts between trade accounts payable and cash and cash equivalents that resulted from a reclassification entry we recorded to properly state any bank accounts where we may be carrying a negative book balance.

Because of inherent limitations, our internal control over financial reporting may not prevent or detect misstatements, errors or omissions. Any evaluation of the effectiveness of internal control in future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with our policies or procedures may deteriorate. We cannot be certain whether we will identify other control deficiencies in future periods that may constitute one or more material weaknesses or significant deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal controls, including any failure to implement or difficulty in implementing required new or improved controls, our business and results of operations could be harmed, the results of operations we report could be subject to adjustments, we could incur further remediation costs, we could fail to be able to provide reasonable assurance as to our financial results or the effectiveness of our internal controls or fail to meet our reporting obligations under SEC regulations and the terms of our debt agreements on a timely basis and there could be a material adverse effect on the price of our Class A common stock.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our Notes are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the exchange offer and the other considerations that may be important to your decision whether to participate in it, you should carefully read each of this prospectus and the accompanying letter of transmittal in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Where You Can Find More Information About Sonic.”

Why are we making the exchange offer?

Sonic Automotive, Inc., the issuer of the Notes, is making the exchange offer in order to repurchase, cancel and retire all of the Notes, thereby reducing the dilutive impact of the Notes on our outstanding equity, on an as-converted basis, after giving effect to any shares of Class A common stock that may be issued in this exchange offer.

What aggregate principal amount of Notes is being sought in the exchange offer?

We are offering to repurchase all of our outstanding Notes. As of the date of this prospectus, $134.9 million aggregate principal amount of Notes are outstanding.

What will I receive in the exchange offer if I tender my Notes and they are accepted?

Upon the terms and subject to the conditions of the exchange offer, holders of Notes who validly tender and do not properly withdraw their Notes prior to 12:00 midnight, New York City time, at the end of the expiration date, and whose Notes are accepted for exchange will receive the Offer Consideration.

The total value of the Offer Consideration per $1,000 principal amount of Notes accepted for exchange will equal (i) $495 plus (ii) the Average VWAP (as defined herein) multiplied by 60.5274.

The Offer Consideration will be paid by (i) a fixed cash payment of $1,000 per $1,000 principal amount of Notes accepted for exchange in this exchange offer and (ii) a number of shares of our Class A common stock equal to the quotient of the total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP.

For the avoidance of doubt, the Offer Consideration per $1,000 principal amount of Notes will consist of:

(i)	$1,000 in cash, plus

(ii)	A number of shares of our Class A common stock equal to:

(Total value of Offer Consideration per $1,000 principal amount of Notes - $1,000)
Average VWAP

As discussed below, cash will be paid in lieu of fractional shares based upon the Average VWAP.

In no event will the total value of the Offer Consideration paid in this exchange offer be less than $1,000 or more than $1,631, in each case, per $1,000 principal amount of Notes accepted for exchange in this exchange offer.

Holders whose Notes are accepted for exchange will also be entitled to receive a cash payment for accrued and unpaid interest on the Notes to, but excluding, the settlement date. We will not issue fractional shares of our Class A common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the Average VWAP. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 10.

The “Averaging Period” means the period of 10 consecutive trading days beginning on the ninth trading day preceding the Pricing Date and ending on the Pricing Date.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the NYSE, as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NYSE on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

For the purposes of determining the Offer Consideration, a “trading day” means a day during which trading in our Class A common stock generally occurs and a last reported sale price for our Class A common stock is provided on the NYSE or, if our Class A common stock is not listed for trading on the NYSE, the principal other United States national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our Class A common stock is then traded.

For the purposes of determining the Offer Consideration, in the event that on a trading day there is a “market disruption event”, which means (i) a failure by the primary United States national or regional securities exchange or market on which our Class A common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our Class A common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock, then the Daily VWAP for such trading day shall be the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

The table below provides examples of the Offer Consideration per $1,000 principal amount of Notes assuming that the Average VWAP is at specified levels. The actual Offer Consideration will be subject to the minimum Offer Consideration and maximum Offer Consideration amounts described above.

Average VWAP	Total Offer Consideration(1)	Cash	Shares of Class A Common Stock(1)
$10.00	$1100.27	$1000.00	10.0270
$11.00	$1160.80	$1000.00	14.6182
$12.00	$1221.33	$1000.00	18.4442
$13.00	$1281.86	$1000.00	21.6815
$14.00	$1342.38	$1000.00	24.4558
$15.00	$1402.91	$1000.00	26.8607
$16.00	$1463.44	$1000.00	28.9650
$17.00	$1523.97	$1000.00	30.8218
$18.00	$1584.49	$1000.00	32.4717
$19.00	$1631.00	$1000.00	33.2105
$20.00	$1631.00	$1000.00	31.5500

(1) Fractional shares of our Class A common stock will not be issued. Cash will be paid in lieu of fractional shares based upon the Average VWAP.

See “The Exchange Offer—Principal Amount of Notes; Price—Sample Calculations of Offer Consideration” for more detailed illustrative calculations of the Offer Consideration.

When will I know the Offer Consideration for the exchange offer?

We will determine the final Offer Consideration promptly after the close of trading on the NYSE on July 27, 2012 (as such date may be extended, the “Pricing Date”). We will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent. We note that the minimum and maximum Offer Consideration with respect to the exchange offer per $1,000 principal amount of Notes of $1,000 and $1,631, respectively, have already been established. See “The Exchange Offer—Principal Amount of Notes; Price.”

How may I obtain information regarding the Offer Consideration during the exchange offer?

Throughout the exchange offer, an indicative Offer Consideration will be available at http://www.gbsc-usa.com/SAH and from the Information Agent at one of its telephone numbers listed on the back cover page of this prospectus. We will determine the final Offer Consideration promptly after the close of trading on the NYSE on the Pricing Date. We will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent. See “The Exchange Offer—Principal Amount of Notes; Price.”

Is there a minimum Offer Consideration that will be paid in the exchange offer?

Yes. In no event will the Offer Consideration paid in the exchange offer be less than $1,000 per $1,000 principal amount of Notes accepted for exchange. If the pricing formula described above would result in Offer Consideration that is less than $1,000 per $1,000 principal amount of Notes accepted for exchange, subject to the other terms and conditions described in this prospectus, we will pay Offer Consideration equal to $1,000 per $1,000 principal amount of Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the expiration date and accepted for exchange. See “The Exchange Offer—Principal Amount of Notes; Price.”

Is there a maximum Offer Consideration that will be paid in the Offer?

Yes. In no event will the Offer Consideration paid in the exchange offer be more than $1,631 per $1,000 principal amount of Notes accepted for exchange. If the pricing formula described above would result in Offer Consideration that is more than $1,631 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this prospectus, we will pay Offer Consideration equal to $1,631 per $1,000 principal amount of Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the expiration date and accepted for exchange. See “The Exchange Offer—Principal Amount of Notes; Price.”

What will happen if the Offer Consideration will be the maximum Offer Consideration of $1,631?

We will announce whether the maximum Offer Consideration will be in effect no later than 4:30 p.m., New York City time, on the Pricing Date, and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent. If the maximum Offer Consideration will be in effect, then there will be a Mandatory Extension of the Offer until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our Class A common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Offer Consideration, which would remain at $1,631 per $1,000 principal amount of Notes. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Will I receive interest on my Notes exchanged pursuant to the exchange offer?

Yes. Holders will receive, in respect of their Notes that are accepted for exchange, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the exchange offer.

How and when will I be paid?

If your Notes are accepted for exchange in the exchange offer, you will be paid the Offer Consideration, and the accrued and unpaid interest payable in cash, promptly after the Expiration Date and the acceptance of such Notes for exchange. Payment will be made in U.S. dollars and the issuance of shares of Class A common stock to an account designated by the Exchange Agent, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. We will not issue fractional shares of our Class A common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the Average VWAP. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent. See “The Exchange Offer—Acceptance of Notes for Exchange; Delivery of Offer Consideration.”

Will I have an opportunity to tender my Notes in the exchange offer, or withdraw previously tendered Notes, after the determination of the final Offer Consideration?

Yes. Since the Offer Consideration to be paid in the exchange offer will be announced by us by 4:30 p.m., New York City time, on the Pricing Date and the exchange offer will not expire earlier than 12:00 midnight, New York City time, at the end of the Expiration Date, if the Offer Consideration is less than the maximum Offer Consideration, you will have approximately 7.5 hours following the determination of the Offer Consideration to tender your Notes in the exchange offer or to withdraw your previously tendered Notes. If the Offer Consideration will be the maximum Offer Consideration, then there will be a Mandatory Extension of this exchange offer until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. See “The Exchange Offer—Principal Amount of Notes; Price,” “The Exchange Offer—Procedures for Tendering Notes” and “The Exchange Offer—Withdrawal Rights.”

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Notes after 5:00 pm, New York City time, on the expiration date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Exchange Agent at its number on the back cover of this prospectus on your behalf prior to 12:00 midnight, New York City time, at the end of the expiration date, in accordance with the procedures described under “The Exchange Offer—Procedures for Tendering Notes” and “The Exchange Offer—Withdrawal Rights.”

How many Notes will the Company purchase in all?

Upon the terms and subject to the conditions of the exchange offer, including the Minimum Tender Condition (as defined below), we will purchase all of our outstanding Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “The Exchange Offer—Principal Amount of Notes; Price.”

Is the exchange offer subject to any minimum tender or other conditions?

Yes. We intend to fund the cash portion of the Offer Consideration with net proceeds from sale of our new senior subordinated notes due 2022. Our ability to utilize these net proceeds is conditioned upon, among other things, that Notes representing at least $80.0 million aggregate principal amount of the Notes are tendered in the exchange offer (the “Minimum Tender Condition”). The exchange offer is also subject to other conditions described under “The Exchange Offer—Conditions of the Exchange Offer.”

Will all of the Notes I validly tender in the exchange offer, and do not properly withdraw, be purchased?

Upon the terms and subject to the conditions of the exchange offer, including the Minimum Tender Condition, we will purchase all of the Notes that you validly tender pursuant to the exchange offer and do not properly withdraw.

What are the material differences between my rights as a holder of Notes and any rights as a holder of Class A common stock?

If you do not tender Notes for exchange pursuant to the exchange offer, you will continue to receive interest payments at an annual rate of 5.0%. Interest payments are made semiannually in arrears on April 1 and October 1 of each year, or until such earlier time as you convert your Notes. You will have the right to receive shares of our Class A common stock upon conversion of your Notes in accordance with the terms of the indenture governing the Notes. You also have the option to require us to purchase Notes upon the occurrence of certain events. You will also continue to have the right to convert your Notes, subject to certain conditions, and the right to an adjustment of the conversion rate on certain events. As of the date of this prospectus, the Notes are convertible at a conversion rate of 75.3017 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $13.28 per share of Class A common stock. The description of the Notes, in the section titled “Description of Notes” on pages S-42 to S-67 of our Prospectus Supplement filed pursuant to Rule 424(b) of the Securities Act on September 21, 2009 and a copy of the indenture governing the terms of the Notes are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

If, however, you participate in the exchange offer, you will receive the consideration described above in “— What will I receive in the exchange offer if I tender my Notes and they are accepted?” in lieu of any future payments on the Notes. For a description of our Class A common stock that you may receive if you participate in this exchange offer, please see “Description of Common Stock.”

What other rights will I lose if I exchange my Notes in the exchange offer?

If you validly tender your Notes and we accept them for exchange, you will lose your rights as a holder of the Notes. For example, with respect to the Notes, you will be giving up all rights to future payments of principal and interest on the Notes, and you will cease to be a creditor of the Company. You also will be giving up the right to convert your Notes into shares of our Class A common stock in accordance with the terms of the Notes.

May I exchange only a portion of the Notes that I hold?

Yes. You do not have to exchange all of your Notes to participate in the exchange offer. However, you may only tender Notes for exchange in integral multiples of $1,000 principal amount of Notes.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not exchange all of my Notes in the exchange offer, how will my rights and obligations under my remaining outstanding Notes be affected?

The terms of your Notes, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, if a sufficiently large aggregate principal amount of Notes does not remain outstanding after the exchange offer, the market for the remaining outstanding principal amount of Notes may be less liquid and market prices may fluctuate significantly depending on the volume of any trading in the Notes. See “Risk Factors — The liquidity of any market that currently exists for the Notes may be adversely affected by the exchange offer, and holders of the Notes who fail to properly tender their Notes may find it more difficult to sell their Notes.”

What do you intend to do with the Notes that are tendered and accepted by you in the exchange offer?

Notes accepted for exchange by us in the exchange offer will be cancelled and retired, thereby reducing the dilutive impact of the Notes on our outstanding equity, on an as-converted basis, after giving effect to any shares of Class A common stock that may be issued in this exchange offer.

What happens if some or all of my Notes are not accepted for exchange?

If we decide not to accept some or all of your Notes because of invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the Notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer by book-entry transfer into an account with DTC specified by you.

Are you making a recommendation regarding whether I should participate in the exchange offer?

None of our management, our board of directors, the dealer managers, the information agent or the exchange agent are making any recommendation regarding whether you should tender or refrain from tendering your Notes for exchange in the exchange offer. You must make your own determination as to whether to tender your Notes for exchange in the exchange offer and, if so, the amount of Notes to tender. Before making your decision, we urge you to read this prospectus and the accompanying letter of transmittal carefully in its entirety, including the information set forth in the section entitled “Risk Factors,” and the documents incorporated by reference in this prospectus. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management, our board of directors, the dealer managers, the exchange agent or the information agent. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Will the Class A common stock to be issued in the exchange offer be freely tradable?

Yes. Our Class A common stock is listed on the NYSE under the symbol “SAH,” and we expect the shares of our Class A common stock to be issued in the exchange offer to be approved for listing on the NYSE under the symbol “SAH” on or prior to the settlement of the exchange offer. Generally, the Class A common stock you receive in the exchange offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information regarding the market for our Class A common stock, see the section of this prospectus entitled “Market Prices of Notes and Class A Common Stock and Dividend Policy.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the effectiveness of the registration statement of which this prospectus forms a part and the other closing conditions described in “The Exchange Offer — Conditions of the Exchange Offer,” including the Minimum Tender Condition. Except as to the requirements that the registration statement be declared effective by the SEC, that there be no stop orders suspending the effectiveness of such registration statement or other required governmental approvals or consents, which we will not waive, we may waive any of the conditions to the exchange offer in our sole and absolute discretion.

When does the exchange offer expire?

The exchange offer will expire at 12:00 midnight, New York City time, at the end of July 27, 2012, unless extended or earlier terminated by us. Except as provided in the following sentence, we cannot assure you that we will extend the exchange offer or, if we extend the exchange offer, for how long it will be extended. If the Offer Consideration will be the maximum Offer Consideration, then there will be a mandatory extension of this exchange offer until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Under what circumstances can the exchange offer be extended, amended or terminated?

We expressly reserve the right to extend the exchange offer in our sole and absolute discretion. We also expressly reserve the right to amend the terms of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer, Notes that were previously tendered for exchange and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the exchange offer at any time prior to completion of the exchange offer if any conditions of the exchange offer have not been, or we reasonably determine cannot be, satisfied on or prior to the expiration date or upon the occurrence of any of the events specified under “The Exchange Offer — Conditions of the Exchange Offer”. In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the exchange offer. In any such event, the Notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders. If the Offer Consideration will be the maximum Offer Consideration, then there will be a Mandatory Extension of this exchange offer until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. For more information regarding our right to extend, amend or terminate the exchange offer, see the sections of this prospectus entitled “The Exchange Offer — Expiration Date; Extensions; Amendments” and “— Termination of the Exchange Offer.”

How will I be notified if the exchange offer is extended or amended?

We will issue a press release or otherwise publicly announce any extension or amendment of the exchange offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

What if not enough Notes are tendered?

Because of limitations on our ability to utilize net proceeds from sale of our new senior subordinated notes due 2022, this exchange offer is conditioned upon the valid tender and acceptance, in our discretion, of Notes representing at least $80.0 million aggregate principal amount. If we determine that this Minimum Tender Condition has not been or cannot be satisfied on or prior to the expiration date, we may extend or terminate the exchange offer. If the exchange offer is terminated, no Notes will be accepted for exchange and any Notes that have been tendered for exchange will be returned to the holder promptly after the termination.

What risks should I consider in deciding whether or not to tender my Notes?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Notes and our Class A common stock that are described in the section of this prospectus entitled “Risk Factors” and the documents incorporated by reference in this prospectus.

What is the impact of the exchange offer to the Company’s earnings per share?

The numerator of the diluted earnings per share calculation will increase or decrease based on the following:

•

increase for the after-tax effect of the difference in interest expense related to the Notes (cash interest expense of 5% and amortization of debt discount recorded) and the interest expense related to the newly issued senior subordinated notes due 2022; and

•	decrease for the after-tax effect of the interest expense add-back related to the elimination of the Notes.

The denominator of the earnings per share calculation will increase or decrease based on the following:

•	decrease for the dilutive effect of the Notes resulting from the repayment of such Notes; and

•	increase for the effect of the issuance of Class A common stock as partial payment for the repurchase of the Notes.

How many shares of Class A common stock will be outstanding assuming exchange of all of the Notes pursuant to the exchange offer?

As of March 31, 2012, there were 41,069,815 shares of our Class A common stock outstanding. If all of the outstanding Notes are tendered and accepted for exchange in accordance with the exchange offer, based on the maximum number of shares that could be issued in the exchange offer, there would be an aggregate of approximately 45,604,980 shares of our Class A common stock outstanding.

What are the material U.S. federal income tax considerations of my participating in the exchange offer?

Please see the section of this prospectus entitled “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.

How will the exchange offer affect the trading market for the Notes that are not exchanged?

If a significant percentage of the Notes are exchanged in the exchange offer, the liquidity of the trading market, if any, for the Notes after the completion of the exchange offer may be substantially reduced. Any Notes exchanged will reduce the aggregate principal amount of Notes outstanding. As a result, the Notes may trade at a discount to the price at which they would trade if the exchange offer was not consummated. The smaller outstanding amount of the Notes may also make the trading prices of the Notes more volatile. If the exchange offer is consummated, there might not be an active market in the Notes and the absence of an active market could adversely affect your ability to trade the Notes or the prices at which the Notes may be traded. See “Risk Factors — The liquidity of any market that currently exists for the Notes may be adversely affected by the exchange offer, and holders of the Notes who fail to properly tender their Notes may find it more difficult to sell their Notes.”

Are our financial condition and results of operations relevant to your decision to tender your Notes for exchange in the exchange offer?

Yes. The price of our Class A common stock and the Notes are closely linked to our financial condition and results of operations. For information about our financial condition and results of operations, see the sections of this prospectus entitled “Capitalization” and the information incorporated by reference in this prospectus. For information about the accounting treatment of the exchange offer, see the section of this prospectus entitled “The Exchange Offer — Accounting Treatment.”

Are any Notes held by our directors, officers or affiliates?

No.

Will we receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender Notes for exchange in the exchange offer?

Holders of Notes desiring to accept the exchange offer must tender their Notes through ATOP or by following the other procedures described under “The Exchange Offer — Procedures for Tendering Notes.” A holder who wishes to tender its Notes must either deliver an Agent’s Message or sign and return the applicable letter of transmittal, including all other documents required by the applicable letter of transmittal, as described under “The Exchange Offer — Procedures for Tendering Notes.”

Once I have tendered Notes for exchange, can I change my mind?

Yes. Holders may withdraw Notes that were previously tendered for exchange at any time until 12:00 midnight, New York City time, at the end of the expiration date of the exchange offer, which will be July 27, 2012 unless extended or earlier terminated by us. For more information, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw Notes previously tendered for exchange in the exchange offer?

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, before 12:00 midnight, New York City time, at the end of the expiration date. For more information regarding the procedures for withdrawing Notes, see the section of this prospectus entitled “The Exchange Offer — Withdrawal Rights.”

What must I do to participate if my Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Notes on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Exchange Agent, at its telephone number set forth on the back cover page of this prospectus.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE APPLICABLE EXPIRATION DATE. IF YOU HOLD YOUR NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO SUCH EXPIRATION DATE.

Tenders not completed prior to 12:00 midnight, New York City time, at the end of the expiration date will be disregarded and of no effect.

Will I have to pay any fees or commissions if I tender my Notes for exchange in the exchange offer?

No fees or commissions are payable by the holders of the Notes to the dealer managers, the information agent, the exchange agent or us, unless you give instructions for payment to be made or delivered, or unpurchased Notes to be issued or delivered, to another person. If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee who tenders the Notes on your behalf (other than those tendered through the dealer managers), such nominee may charge you a commission for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have any questions regarding the terms of the exchange offer, please contact the dealer managers. If you have questions regarding the procedures for tendering Notes in the exchange offer, please contact the exchange agent. If you have any other questions or requests for assistance, or requests for additional copies of this prospectus or of the accompanying letters of transmittal, please contact the information agent. The contact information for the dealer managers, the exchange agent and the information agent is located on the back cover page of this prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all of the fees and expenses incurred by or on behalf of us related to the exchange offer. Any Notes that are properly tendered pursuant to the exchange offer and accepted for exchange will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Three Months Ended March 31,		Year Ended December 31,
2012	2011	2011	2010	2009	2008	2007
2.3x	2.0x	2.2x	1.7x	1.2x	(758,460)(1)	3.0x
(1)	Because of the deficiency, ratio information is not provided.

For purposes of the ratio of earnings to fixed charges: (1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. The ratio of earnings to fixed charges is calculated by adding fixed charges to income before income taxes and non-controlling interest and dividing the sum by fixed charges.

MARKET PRICES OF NOTES AND CLASS A COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The following table sets forth the high and low sales prices for our Class A common stock for each calendar quarter and the dividends declared per share during the periods indicated.

	Price Range of Class A Common Stock		Dividend Declared
	High	Low	Per Share
Fiscal year ending December 31, 2012
First Quarter	$18.72	$14.02	$0.025
Second Quarter (through June 22, 2012)	$19.05	$13.66	$0.025

Fiscal year ended December 31, 2011
First Quarter	$15.40	$12.28	$0.025
Second Quarter	$14.80	$11.75	$0.025
Third Quarter	$16.21	$10.79	$0.025
Fourth Quarter	$15.80	$10.47	$0.025

Fiscal year ended December 31, 2010
First Quarter	$12.51	$9.05	$—
Second Quarter	$13.18	$8.45	$—
Third Quarter	$10.23	$8.39	$—
Fourth Quarter	$13.64	$9.50	$0.025

During the first quarter ended March 31, 2012, our Board of Directors approved a cash dividend of $0.025 per share on all outstanding shares of Class A and Class B common stock as of March 15, 2012 to be paid on April 15, 2012. Subsequent to March 31, 2012, our Board of Directors approved a cash dividend on all outstanding shares of common stock of $0.025 per share for stockholders of record on June 15, 2012 to be paid on July 15, 2012; this dividend will not be paid on any shares of Class A common stock issued in the exchange offer. Under our existing credit facilities, dividends are permitted to the extent that no event of default exists and we are in compliance with the financial covenants, including pro forma liquidity requirements, contained therein. The indentures governing our outstanding 9.0% Senior Subordinated Notes due 2018 contain restrictions on our ability to pay dividends. The payment of any future dividend is subject to the business judgment of our Board of Directors, taking into consideration our historic and projected results of operations, financial condition, cash flows, capital requirements, covenant compliance, share repurchases, current economic environment and other factors considered relevant. These factors are considered each quarter and will be scrutinized as our Board of Directors determines our future dividend policy. There is no guarantee that additional dividends will be declared and paid at any time in the future.

On June 22, 2012, the last reported sale price of our Class A common stock on the NYSE was $13.97 per share. We urge you to obtain more current price information for our Class A common stock and the Notes during the exchange offer.

There is no established reporting system or trading market for trading in the Notes. We believe that the Notes are currently traded and that there is currently a high correlation between the trading prices for the Notes and the trading prices for the shares of our Class A common stock.

The following table sets forth the date, aggregate principal amount and price paid of repurchases made by the Company of the Notes within the last 60 days. These repurchases were effected in unsolicited independent private transactions. We urge you to obtain current information regarding the market price of our Notes before deciding whether to tender Notes in the exchange offer.

Settlement Date of Transaction	Aggregate Principal Amount of Notes Repurchased	Aggregate Price Paid
4/26/2012	$11,800,000	$17,424,732
4/27/2012	$4,000,000	$5,933,244
5/1/2012	$350,000	$522,958

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2012:

•	on an actual basis; and

•

as adjusted to give effect to the issuance of $200 million aggregate principal amount of our new senior subordinated notes due 2022, this exchange offer and the cancellation and retirement of all the Notes.

This allocation is illustrative based on a full participation in the exchange offer and the retirement and cancellation of all the Notes. If less than all of the Notes are tendered, the principal amount as adjusted for the Notes will increase by the untendered amount with a corresponding increase in cash and reduction in the number of shares of our Class A common stock to be issued in the exchange offer. This table should be read in conjunction with the unaudited consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus.

	As of March 31, 2012
	Actual		As Adjusted
	(in thousands)
Cash	$2,360		$62,105	(1)

Long-term debt, including current maturities (2):
Revolving Credit Facility (3)	$—		$—
9.0% Senior Subordinated Notes due 2018(4)	210,000		210,000
5.0% Convertible Senior Notes due 2029(5)	155,055		—
New Senior Subordinated Notes due 2022 (6)	—		200,000
Mortgage Notes Payable	191,068		191,068
Other notes payable	18,255		18,255

Total long-term debt	574,378		619,323
Total stockholders’ equity	545,323	(7)	536,055	(8)

Total capitalization	$1,119,701		$1,155,378

(1)	Reflects cash proceeds from the issuance of $200 million of our new senior subordinated notes due 2022, net of the estimated initial purchaser discount and related offering expenses, assumes $134.9 million aggregate principal amount of Notes are repurchased and reflects payment of fees and expenses related to this exchange offer. Remaining cash balances will be used for general corporate purposes, including, but not limited to, Class A common stock repurchases.
(2)	Excludes $912.0 million of short-term floor plan notes payable.
(3)	As of March 31, 2012, we had approximately $129.7 million of availability under our revolving credit facility based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of ours and subject to the satisfaction of conditions for future advances. As of the date of this prospectus, we did not have any amounts outstanding under our revolving credit facility.
(4)	Does not reflect unamortized discount of $1.2 million as of March 31, 2012.
(5)	Does not reflect unamortized discount of $16.3 million as of March 31, 2012. Subsequent to March 31, 2012, we repurchased $20.2 million in aggregate principal amount of the Notes, using cash generated from operating activities and borrowings under our floor plan arrangements subsequent to March 31, 2012, resulting in an outstanding aggregate principal amount of $134.9 million as of the date of this prospectus.
(6)	Reflects the aggregate principal amount of the new senior subordinated notes due 2022.
(7)	Includes as of March 31, 2012 Class A common stock, $.01 par value, 100,000,000 shares authorized, 56,951,393 shares issued and 41,069,815 shares outstanding; Class B common stock, $.01 par value, 30,000,000 shares authorized, 12,029,375 shares issued and outstanding; and preferred stock, $.10 par value, 3,000,000 shares authorized, no shares issued and outstanding.

(8)	“As Adjusted” total stockholders’ equity reflects the issuance of shares of Class A common stock as consideration assuming full participation in the exchange offer and adjustments for the write-off, net of income taxes, of net original issuance discount related to the Notes assumed in this capitalization table to be retired and cancelled. Assumes a non-convertible borrowing rate of 5.5% used in the calculation of the adjustment to stockholders’ equity for the reacquisition of the equity component of the Notes. An increase in the premium paid to repurchase the Notes would not have a material effect on our total stockholders’ equity or any material effect on our cash on hand.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

To repurchase, cancel and retire the Notes, thereby reducing the dilutive impact of the Notes on our outstanding equity, on an as-converted basis, after giving effect to any shares of Class A common stock that may be issued in this exchange offer.

Principal Amount of Notes; Price

We are offering to purchase for cash and shares of our Class A common stock, upon the terms and subject to the conditions of the exchange offer, all of the outstanding Notes for the Offer Consideration.

The total value of the Offer Consideration per $1,000 principal amount of Notes accepted for exchange will equal (i) $495 plus (ii) the Average VWAP (as defined herein) multiplied by 60.5274.

The Offer Consideration will be paid by (i) a fixed cash payment of $1,000 per $1,000 principal amount of Notes accepted for exchange in this exchange offer and (ii) a number of shares of our Class A common stock equal to the quotient of total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP.

For the avoidance of doubt, the Offer Consideration per $1,000 principal amount of Notes will consist of:

(i)	$1,000 in cash, plus

(ii)	A number of shares of our Class A common stock equal to:

(Total value of Offer Consideration per $1,000 principal amount of Notes – $1,000)

Average VWAP

As discussed below under “—Fractional Shares,” cash will be paid in lieu of fractional shares based on the Average VWAP.

In no event will the total value of the Offer Consideration paid in this exchange offer be less than $1,000 or more than $1,631, in each case, per $1,000 principal amount of Notes accepted for exchange in this exchange offer.

In addition, holders will receive, in respect of their Notes that are accepted for exchange, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the exchange offer. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 10.

The “Averaging Period” means the period of 10 consecutive trading days beginning on the ninth trading day preceding the Pricing Date and ending on the Pricing Date.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the NYSE, as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NYSE on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

For the purposes of determining the Offer Consideration, a “trading day” means a day during which trading in our Class A common stock generally occurs and a last reported sale price for our Class A common stock is provided on the NYSE or, if our Class A common stock is not listed for trading on the NYSE, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our Class A common stock is then traded.

For the purposes of determining the Offer Consideration, in the event that on a trading day there is a “market disruption event,” which means (i) a failure by the primary United States national or regional securities exchange or market on which our Class A common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our Class A common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock, then the Daily VWAP for such trading day shall be the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

Upon the terms and subject to the conditions of the exchange offer, including the Minimum Tender Condition, all Notes validly tendered in the exchange offer and not properly withdrawn will be accepted for purchase in the exchange offer. As of the date of this prospectus, there are $134.9 million aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our Class A common stock is listed on the NYSE under the symbol “SAH.” On June 22, 2012, the last reported sale price of our Class A common stock on the NYSE was $13.97 per share.

Sample Calculations of Offer Consideration

For purposes of illustration, the table below indicates the total value of the Offer Consideration (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Notes, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The actual Offer Consideration will be subject to the minimum Offer Consideration and maximum Offer Consideration described above.

Average VWAP	Total Offer Consideration(1)	Cash	Shares of Class A Common Stock(1)
$10.00	$1100.27	$1000.00	10.0270
$11.00	$1160.80	$1000.00	14.6182
$12.00	$1221.33	$1000.00	18.4442
$13.00	$1281.86	$1000.00	21.6815
$14.00	$1342.38	$1000.00	24.4558
$15.00	$1402.91	$1000.00	26.8607
$16.00	$1463.44	$1000.00	28.9650
$17.00	$1523.97	$1000.00	30.8218
$18.00	$1584.49	$1000.00	32.4717
$19.00	$1631.00	$1000.00	33.2105
$20.00	$1631.00	$1000.00	31.5500

(1) Fractional shares of our Class A common stock will not be issued. Cash will be paid in lieu of fractional shares based on the Average VWAP.

In addition, holders will receive, in respect of their Notes that are accepted for exchange, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the exchange offer. All amounts payable pursuant to the exchange offer will be rounded to the nearest cent.

Throughout the exchange offer, an indicative Average VWAP and the resulting indicative Offer Consideration will be available at http://www.gbsc-usa.com/SAH and from the information agent at one of its telephone numbers listed on the back cover of this prospectus. We will determine the final Offer Consideration promptly after the close of trading on the NYSE on the Pricing Date. We will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent.

The following summarizes the Offer Consideration information that will be available during the exchange offer:

•

By 4:30 p.m., New York City time, on each trading day after the commencement date of the exchange offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative Offer Consideration calculated as though that day were the expiration date (i.e., it will show the indicative Average VWAP for that day and the preceding trading days during the Averaging Period and the resulting indicative Offer Consideration).

•

During each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Offer Consideration using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:

•

On the first trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Offer Consideration that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.

•

On each subsequent trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Offer Consideration that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP. For example, at any time during the 10th trading day of the Averaging Period, the webpage will show the indicative Average VWAP equal to (a) the combined Daily VWAP for the preceding 9 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 10th trading day divided by (b) 10, as well as the resulting indicative Offer Consideration.

•	Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the NYSE.

“Intra-Day VWAP” at any time on any day means the volume weighted average price of our Class A common stock on the NYSE for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.

We will determine the final Offer Consideration promptly after the close of trading on the NYSE on the Pricing Date. We will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent.

At any time during the exchange offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Offer Consideration (and, once it is determined, the final Offer Consideration) at one of its telephone numbers listed on the back cover page of this prospectus.

All Notes validly tendered but not purchased because the exchange offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the exchange offer.

You may withdraw your Notes from the exchange offer by following the procedures described under “The Exchange Offer—Withdrawal Rights.”

The exchange offer is conditioned on at least $80.0 million aggregate principal amount of Notes being validly tendered and accepted for exchange and the other conditions discussed under “The Exchange Offer—Conditions of the Exchange Offer.”

Fractional Shares

We will not issue fractional shares of our Class A common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the Average VWAP.

Recommendation

Neither the Company, our management, our board of directors the dealer managers, the information agent nor the exchange agent has made a recommendation to any holder, and each is remaining neutral as to whether you should tender your Notes in the exchange offer. You must make your own investment decision with regard to the exchange offer based upon your own assessment. Before making your decision, we urge you to read each of this prospectus and the accompanying letter of transmittal carefully, including the information set forth in the section entitled “Risk Factors,” and the documents incorporated by reference in this prospectus.

Status of Class A Common Stock under the Securities Act

Our Class A common stock is listed on the NYSE under the symbol “SAH,” and we expect the shares of our Class A common stock to be issued in the exchange offer to be approved for listing on the NYSE under the symbol “SAH” on or prior to the settlement of the exchange offer. Generally, the Class A common stock you receive in the exchange offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act, unless you are considered an “affiliate” of ours within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws. For more information regarding the market for our Class A common stock, see the section of this prospectus entitled “Market Prices of Notes and Class A Common Stock and Dividend Policy.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 12:00 midnight, New York City time, at the end of the expiration date, unless we, in our sole and absolute discretion, extend it, in which case the expiration date will be the latest date to which the exchange offer is extended.

We expressly reserve the right, in our sole and absolute discretion at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Notes. If we decide to extend the expiration date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date of the exchange offer.

This prospectus, the letter of transmittal and other relevant materials are being mailed to record holders of Notes and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Notes.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a decrease in percentage of Notes sought, as discussed below) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	adjust the pricing formula or the minimum or maximum Offer Consideration;

•	otherwise increase or decrease the Offer Consideration to be paid for the Notes; or

•	decrease the principal amount of Notes we are seeking to purchase,

then the exchange offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of the final Offer Consideration on the basis of the formula described above with respect to the exchange offer will not be considered an increase or decrease in the price to be paid in the exchange offer and will not require an extension of the exchange offer, provided that there will be a Mandatory Extension if the maximum Offer Consideration will be in effect as discussed below under “— Mandatory Extension.” For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We also expressly reserve the right (1) to delay acceptance for exchange of any Notes tendered pursuant to the exchange offer, regardless of whether any such Notes were previously accepted for exchange, and (2) at any time, or from time to time, to amend the exchange offer in any manner. Our reservation of the right to delay exchange of Notes that we have accepted for exchange is limited by the SEC’s rules under the Exchange Act, which require that a bidder must pay the consideration offered or return the securities deposited by or on behalf of holders promptly after the termination or withdrawal of any offer. Any extension, delay in payment, or amendment will be followed as promptly as practicable by press release or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release.

Mandatory Extension

We will announce whether the Offer Consideration will be the maximum Offer Consideration no later than 4:30 p.m., New York City time, on the Pricing Date, and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the Information Agent. If the maximum Offer Consideration will be in effect, then there will be a Mandatory Extension of the exchange offer until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Offer Consideration, which will be fixed at the maximum Offer Consideration of $1,631 per $1,000 principal amount of Notes. We will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Termination of the Exchange Offer

We reserve the right, in our sole and absolute discretion, to terminate the exchange offer and not accept for exchange any Notes not previously accepted for exchange at any time prior to the completion of the exchange offer if any of the conditions under “— Conditions of the Exchange Offer” have not been, or we reasonably determine cannot be, satisfied, on or prior to the expiration date or upon the occurrence of any of the events specified below under “— Conditions of the Exchange Offer.” If we terminate the exchange offer, we will notify the exchange agent and will issue a timely press release or other public announcement regarding the termination.

In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to any holders who have properly tendered their Notes pursuant to the exchange offer. In any such event, any Notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

Effect of Letters of Transmittal

Subject to, and effective upon, the acceptance of the Notes, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an Agent’s Message) the holder of Notes:

•

irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to, all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Notes;

•	waives any and all right with respect to the Notes tendered; and

•

releases and discharges the Company from any and all claims such holder may have, now or in the future, arising out of or related to the Notes, but excluding any claims arising now or in the future under federal securities laws.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, we will not be required to exchange any Notes if the conditions described herein are not met.

The exchange offer is subject to the following conditions that the Company may not waive:

•	the registration statement of which this prospectus forms a part shall have become effective;

•

no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC; and

•

any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the exchange offer shall have been obtained.

In addition, the exchange offer is subject to the condition that none of the following events shall have occurred (or has been determined by the Company to have occurred) and be continuing that in the Company’s reasonable judgment and regardless of the circumstances, makes it impossible or inadvisable to proceed with the exchange offer or with the exchange of Class A common stock for Notes:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be directly or indirectly materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred or be reasonably likely to occur any event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer;

•	in our reasonable judgment, as determined prior to the expiration of the exchange offer, the exchange of Notes in the exchange offer will result in adverse tax consequences to us;

•

a tender or exchange offer for any or all of our Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the exchange offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the exchange offer or in the acceptance of Notes;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 25, 2012);

•

any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before June 25, 2012 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the exchange offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us; or

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States;

•	a material impairment in the trading market for debt or convertible securities;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions;

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; or

•

any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our securities or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our Class A common stock.

In addition, the consummation of the exchange offer is conditioned upon the issuance of at least $200.0 million of new senior subordinated notes due 2022 (the “New Notes”) on or prior to the Expiration Date on terms and conditions satisfactory to the Company (the “New Notes Condition”).

Further, because of limitations on our ability to utilize net proceeds from sale of the New Notes, this exchange offer is conditioned upon the valid tender and acceptance, in our discretion, of Notes representing at least $80.0 million aggregate principal amount.

Notwithstanding the foregoing, the Company expressly reserves the right, in its sole discretion but subject to applicable law, to terminate the exchange offer prior to the expiration date and not accept for payment any Notes tendered in the exchange offer if the Company determines, in its reasonable judgment, that the New Notes Condition or the Minimum Tender Condition cannot be satisfied on or prior to the expiration date, which makes it inadvisable to proceed with the exchange offer or with the exchange of Class A common stock for Notes.

We expressly reserve the right to amend or terminate the exchange offer and to reject any Notes not previously accepted for exchange, upon the failure of the New Notes Condition or the Minimum Tender Condition to be satisfied or upon the occurrence of any of the events specified above.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, at any time and from time to time in our discretion, except as to the requirements that the registration statement be declared effective by the SEC and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC and that all required governmental approvals and consents have been obtained, which conditions we will not waive. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the exchange agent, followed by a timely public announcement.

Consequences of Failure to Tender Notes

Following the expiration of the exchange offer, the liquidity of the market for a holder’s Notes could be adversely affected if a significant percentage of the Notes are exchanged in the exchange offer. Holders who do not exchange their Notes in the exchange offer will continue to be entitled to convert their Notes and to receive interest and retain other rights in accordance with the terms of the indenture governing the Notes. See “Risk Factors — Risks Related to the Exchange Offer — The liquidity of any market that currently exists for the Notes may be adversely affected by the exchange offer, and holders of the Notes who fail to properly tender their Notes may find it more difficult to sell their Notes.”

Procedures for Tendering Notes

All of the Notes are held in book-entry form through the facilities of DTC, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Notes, you may tender such Notes to the Exchange Agent through DTC’s ATOP or by submitting a signed letter of transmittal, together with a confirmation of book-entry transfer of the Notes and any other required documents, in either case by following the procedures set forth below.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the expiration date. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Notes on your behalf on or prior to the expiration date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the expiration date will be disregarded and of no effect.

Notes may be tendered and accepted for exchange in minimum denominations of $1,000 and integral multiples of $1,000 thereof.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes prior to the expiration date in the manner described below and upon the terms and conditions set forth in this prospectus. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the exchange offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes in the exchange offer to the Exchange Agent prior to 12:00 midnight, New York City time, at the end of the expiration date.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Notes on your behalf prior to 12:00 midnight, New York City time, at the end of the expiration date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the exchange offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal, (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires, (iii) mail or deliver the letter of transmittal or facsimile thereof, together with any other documents required by the letter of transmittal, to the Exchange Agent prior to 12:00 midnight, New York City time, at the end of the expiration date, and (iv) ensure that the Exchange Agent receives, prior to 12:00 midnight, New York City time, at the end of the expiration date, a timely confirmation of book-entry transfer of such Notes into the Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us or the Dealer Managers. An Agent’s Message (as defined herein) or the letter of transmittal should be delivered only to the Exchange Agent. The Exchange Agent will not accept any tender materials other than the letter of transmittal or an Agent’s Message.

By tendering Notes pursuant to the exchange offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent prior to 12:00 midnight, New York City time, at the end of the expiration date.

Tendering through DTC’s ATOP

The Exchange Agent will establish an account at DTC with respect to the Notes for purposes of the exchange offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Exchange Agent and DTC have confirmed that Notes held in book-entry form through DTC that are to be tendered in the exchange offer are eligible for ATOP. To effectively tender Notes, DTC participants may until 5:00 p.m., New York City time, on the expiration date, in lieu of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the letter of transmittal, and that we may enforce such agreement against such participant.

To effectively tender Notes after 5:00 p.m., New York City time, on the expiration date, but before 12:00 midnight, New York City time, at the end of the expiration date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Exchange Agent at the facsimile number shown on the back cover of this exchange prospectus. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/SAH and is filed as an exhibit to the Schedule TO. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Exchange Agent at its telephone number listed on the back cover page of this prospectus to confirm receipt and determine if any further action is required.

If you desire to tender your Notes on the expiration date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes after 5:00 p.m., New York City time, on the expiration date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Exchange Agent at its number on the back cover page of this prospectus on your behalf prior to 12:00 midnight, New York City time, at the end of the expiration date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the letter of transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Notes are registered in the name of a person other than the signatory of a letter of transmittal or a notice of withdrawal, as the case may be, or if delivery of the Offer Consideration is to be made or tendered, or Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the letter of transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Notes and all other documents or instructions including, without limitation, an Agent’s Message and the letter of transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Notes will be determined by us in our sole discretion. Our determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We and the exchange agent reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our judgment or in the judgment of the exchange agent or its counsel, be unlawful. We and the exchange agent also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes either before or after the expiration date (including the right to waive the ineligibility of any security holder who seeks to tender Notes in the exchange offer). A waiver of any defect or irregularity with respect to the tender of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the exchange offer and our determination will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes for exchange must be cured within the period of time we determine. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, our management, our board directors, the dealer managers, the exchange agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the letter of transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Notes for purchase.

Notes being tendered must be delivered to the exchange agent in accordance with the procedures described in this prospectus, before 12:00 midnight, New York City time, at the end of the expiration date.

Acceptance of Notes for Exchange; Delivery of Offer Consideration

Upon satisfaction or waiver, as permitted, of all of the conditions to the exchange offer, and assuming the Company has not previously elected to terminate the exchange offer, the Company will accept any and all Notes that are properly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the expiration date of the exchange offer. The Company will deliver (or cause to be delivered) the Offer

Consideration promptly after acceptance of the Notes. For purposes of the exchange offer, the Company will be deemed to have accepted validly tendered Notes, when, as, and if the Company has given oral or written notice of its acceptance of the Notes to the exchange agent.

In all cases, the delivery of the Offer Consideration, including the issuance of Class A common stock, for Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the Notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of the Notes into the exchange agent’s account at a book-entry transfer facility and the receipt of an Agent’s Message). The Company reserves the absolute right to waive any defects or irregularities in the tender or conditions, as permitted, of the exchange offer. If any tendered Notes are not accepted for any reason, those unaccepted Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the termination, expiration or withdrawal of the exchange offer.

Settlement Date

The settlement date in respect of any Notes that are validly tendered prior to the expiration date of the exchange offer is expected to be promptly following such expiration date.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer. In addition, by instructing your custodian or nominee to tender your Notes in the exchange offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this prospectus and the letter of transmittal and agree to be bound by all the terms and conditions of the exchange offer;

•	you have full power and authority to tender your Notes;

•

you have assigned and transferred the Notes to the exchange agent and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact to cause your Notes to be tendered in the exchange offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this prospectus; and

•

your Notes are being tendered, and will, when accepted by the exchange agent, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the exchange offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Notes and a completed Agent’s Message or letter of transmittal to the exchange agent is representing and warranting that you, as owner of the Notes, have represented, warranted and agreed to each of the above.

By tendering Notes pursuant to the exchange offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Notes tendered thereby.

Our acceptance for purchase of Notes tendered under the exchange offer will constitute a binding agreement between you and us upon the terms and conditions of the exchange offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Withdrawal Rights

Tenders of the Notes may be withdrawn by delivery of (1) a computer-generated notice of withdrawal to the exchange agent, transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or (2) a written notice to the exchange agent, at its address listed on the back cover page of this prospectus, in either case at any time prior to 12:00 midnight, New York City time, at the end of the expiration date of the exchange offer. Any written notice of withdrawal must (1) specify the name of the person having deposited the Notes to be withdrawn, (2) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of the Notes, as applicable), and (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Notes were tendered and must be guaranteed by an eligible institution.

If you tendered your Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Notes after 5:00 p.m., New York City time, on the expiration date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal form to the Exchange Agent at its number on the back cover page of this prospectus on your behalf prior to 12:00 midnight, New York City time, at the end of the expiration date.

Withdrawals may not be rescinded. If you change your mind again, you may tender your Notes again by following the exchange offer procedures before the exchange offer expires. Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion. The Company’s determination will be final and binding. We and the exchange agent reserve the absolute right to reject any or all attempted withdrawals of Notes that are not in proper form or the acceptance of which would, in our judgment or in the judgment of the exchange agent or its counsel, be unlawful. We and the exchange agent also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Note except to the extent we may otherwise so provide. Withdrawals of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, our management, our board of directors, the dealer managers, the exchange agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal. Properly withdrawn Notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Notes” at any time on or prior to 12:00 midnight, New York City time, at the end of the expiration date. In addition, if not previously returned, Notes tendered in the exchange offer that are not accepted by us for exchange may be withdrawn on or after the 40th. business day following the commencement of this exchange offer.

If we extend the exchange offer, are delayed in our acceptance of Notes, or are unable to accept Notes for exchange under the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the Exchange Agent may, subject to applicable law, retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this prospectus.

Dealer Managers

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the exchange offer. As dealer managers for the exchange offer, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith

Incorporated and Wells Fargo Securities, LLC will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of the Notes pursuant to the exchange offer and communicating generally regarding the exchange offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the Notes. The dealer managers will receive customary compensation for such services and will be reimbursed for reasonable out-of-pocket expenses incurred in performing their services, including reasonable fees and expenses of legal counsel. We will also indemnify the dealer managers against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

The dealer managers and their affiliates have from time to time rendered and may in the future render various investment banking, lending and commercial banking services and financial advisory services to us and our affiliates for which they have received and will receive customary fees. The dealer managers have acted as underwriters and initial purchasers of equity and debt securities issued by us in public and private offerings, including having acted as underwriters of the Notes and initial purchases of the New Notes, and may continue to do so from time to time.

In the ordinary course of business, the dealer managers and their affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in the debt or equity securities of the Company or its affiliates, including any of the Notes and, to the extent that the dealer managers or their affiliates hold Notes during the exchange offer, they may tender such Notes pursuant to the terms of the exchange offer.

Exchange Agent and Information Agent

Global Bondholder Services Corporation (“GBS”) has been appointed as the exchange agent and as the information agent for the exchange offer. U.S. Bank National Association serves as the trustee under the indenture governing the Notes and other of our debt securities. We have agreed to pay GBS reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. We will also indemnify GBS for certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws. All completed letters of transmittal and Agent’s Messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your Notes also should be directed to the exchange agent at one of the following telephone numbers or addresses:

Banks and Brokers call:

(212) 430-3774

All Others Call Toll-Free:

(866) 857-2200

If Delivering by Mail or Overnight Delivery:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, NY 10006

If Delivering by Hand or Courier:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, NY 10006

Solicitation

The exchange agent will mail solicitation materials on our behalf and may solicit tenders from holders of the Notes and will answer inquiries concerning the terms of the exchange offer. In connection with the exchange offer, our officers, directors and regular employees may solicit tenders from holders of the Notes and will answer inquiries concerning the terms of the exchange offer, in each case by use of the mails, personally or by telephone, electronic communication or other similar methods, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Retirement and Cancellation

Any Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. All Notes validly tendered and accepted in the exchange offer will be retired and cancelled.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, owns any outstanding Notes. To the best of our knowledge, we will not acquire any Notes from any of our directors, officers or affiliates pursuant to the exchange offer.

Fees and Expenses

Tendering holders of outstanding Notes will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission payable to the dealer managers. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. Other than such broker’s fees or commissions, we will bear the fees and expenses relating to the exchange offer. Fees and expenses in connection with the exchange offer, assuming all outstanding Notes are tendered and accepted, are estimated to be approximately $995,000, including the fees of the dealer managers, the exchange agent, the information agent, the financial printer, counsel, accountants and other professionals.

Accounting Treatment

To the extent Notes are tendered and accepted by us, we expect to account for the premium paid in the form of shares of our Class A common stock as a conversion of the Notes in equity securities, net of any expenses associated with the exchange offer.

For Notes validly tendered and accepted and retired by us, we will recognize an inducement expense equal to the fair value of all securities or other consideration transferred in the exchange of the Notes in excess of the fair value of securities issuable pursuant to the original conversion terms.

We expect to record the net result of the induced conversion charge and the gain/loss on settlement of a convertible instrument related to the exchange offer as a debt extinguishment charge. We will also recognize a reduction of the related liabilities and an increase in common stock and additional paid-in capital related to the exchange offer.

Appraisal Rights

There are no dissenter’s rights or appraisal rights with respect to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered;

•	shares of Class A common stock are to be delivered to, or issued in the name of, any person other than the registered holder of the Notes;

•	tendered Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the exchange offer, we may repurchase additional Notes that remain outstanding. Future purchases of Notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the exchange offer from the time that the exchange offer is first announced until the expiration of the exchange offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the exchange offer until ten business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Miscellaneous

This prospectus and the letter of transmittal will be mailed to record holders of the Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of the Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Notes.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Notes in such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the exchange offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the exchange offer and to report the final results of the exchange offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information About Sonic.”

None of us, our management, our board of directors, the dealer managers, the exchange agent or the information agent has authorized any person to give any information or to make any representation in connection with the exchange offer other than the information and representations contained in this prospectus or in the letter of transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management, our board of directors, the dealer managers, the exchange agent or the information agent.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $0.01 par value, (b) 30,000,000 shares of Class B common stock, $0.01 par value and (c) 3,000,000 shares of preferred stock, $0.10 par value. As of March 31, 2012, we had 56,951,393 shares issued and 41,069,815 shares outstanding of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our Class A and Class B common stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to our Registration Statement on Form S-l (File No. 333-33295)), our Certificate of Amendment to our Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (which was filed as an exhibit to our Current Report on Form 8-K filed February 13, 2006) for a detailed description of the provisions thereof summarized below.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s assets; or

•

sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule l3e-3 Transaction,” as such term is defined in Rule l3e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.

Other Rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law. Sonic is subject to the applicable provisions of the Delaware General Corporation Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” and certain other transaction with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Special Meetings of Stockholders. Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations. Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures. Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’ length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences, and in the case of a holder that is a non-U.S. holder (as defined below) certain material United States federal estate tax consequences, as of the date hereof, of participating in the exchange offer and owning or disposing of Class A common stock.

This summary deals only with Notes and Class A common stock held as capital assets (generally, investment property) and does not deal with special tax situations such as: dealers, broker-dealers and traders in securities or currencies; United States holders (as defined below) whose functional currency is not the United States dollar; persons holding Notes or Class A Common stock as part of a hedge, straddle, synthetic security, conversion, constructive sale or other integrated transaction; persons that mark to market their securities; individual retirement and other tax deferred accounts; regulated investment companies; real estate investment trusts; certain United States expatriates; financial institutions (including banks); insurance companies; controlled foreign corporations, foreign personal holding companies and passive foreign investment companies and shareholders of such foreign corporations; entities that are tax-exempt for United States federal income tax purposes; pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal income tax purposes, and beneficial owners of pass-through entities; persons that acquire Class A common stock other than pursuant to the exchange offer; any person that both participates in this exchange offer and acquires our new senior subordinated notes due 2022 in the offering of such notes described in this prospectus; and any person who converts a Note to Class A common stock pursuant to the terms of the Notes prior to the closing of the exchange offer.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) is the beneficial owner of the Notes or the Class A common stock received in the exchange offer, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership holding Notes or Class A common stock or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of participating in the exchange offer and owning or disposing of Class A common stock.

This summary does not discuss all of the aspects of United States federal income or estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not address U.S. federal alternative minimum and gift tax consequences, the Medicare tax on investment income or any tax consequences arising under the tax laws of any state, local or foreign jurisdiction. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income or estate tax consequences of participating in the exchange offer and owning or disposing of Class A common stock as set forth in this summary.

You should be aware that there is uncertainty under current U.S. federal income tax law regarding the U.S. federal income tax consequences of the exchange of Notes for Offer Consideration in the exchange offer. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income or estate tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein, or that any such challenge will not be sustained by a court. Before you participate in the exchange offer, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of participating in the exchange offer and owning or disposing of the Class A common stock that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a Note or Class A common stock who or which is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if, (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions or, (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Consequences of Participating in the Exchange Offer to U.S. Holders

The United States federal income tax treatment of an exchange of your Note for Offer Consideration is uncertain. The tax consequences of such an exchange will depend upon whether the exchange is a recapitalization pursuant to section 368(a)(1)(E) of the Internal Revenue Code (a “recapitalization”) or a taxable exchange. Whether the exchange is a recapitalization or a taxable exchange will depend upon whether the Notes qualify as “securities” for purposes of the reorganization provisions of the Internal Revenue Code. We have not obtained a legal opinion as to whether the Notes are “securities” and whether the exchange of the Notes for Class A common stock is a recapitalization or a taxable exchange.

It is not clear under extant legal authorities whether the Notes qualify as “securities.” Neither the Internal Revenue Code nor the Treasury regulations define the term “security,” and the term has not been clearly defined by judicial decisions. The determination of whether a debt instrument constitutes a “security” depends upon an evaluation of the nature of the debt instrument based on all the facts and circumstances. In this regard, the term of the debt instrument is particularly important. Ordinarily, debt instruments with short-term maturities when issued are not considered securities, while debt instruments with long-term maturities when issued are likely to be considered securities. Provisions for early redemptions at the option of the issuer and repurchases by the issuer at the option of the holders may affect the length of the maturity for purposes of determining whether a debt instrument is a security. The distinction between short-term and long-term maturities will vary depending on the particular facts and circumstances and there are numerous other factors to be considered in determining whether a debt instrument constitutes a security, including security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, convertibility of the instrument into an equity interest of the obligor, the right to vote or otherwise participate in the management of the obligor, the similarity of the debt instrument to a cash payment and the purpose of the borrowing. In many cases, however, the dividing line between maturities that are considered short-term versus long-term appears to be approximately five years. Because the Notes contain provisions for redemption at our option and repurchase by us at the option of the holders, at par, on the fifth anniversary of their issuance, it is possible that they may be construed as having a term to maturity of only five years. YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE DETERMINATION OF WHETHER THE NOTES QUALIFY AS “SECURITIES” SINCE THAT DETERMINATION WILL AFFECT THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Recapitalization Treatment. If the Notes qualify as securities, the exchange of the Notes for Offer Consideration will be treated as a recapitalization and you will recognize gain, but not loss, equal to the excess of (i) the sum of the cash amount you receive in the exchange of your Note (excluding cash received in respect of accrued but unpaid interest and cash received in lieu of a fractional share of Class A common stock) plus the fair market value of the Class A common stock received by you with respect to the exchanged Note (treating a fractional share of Class A common stock as issued and received for this purpose) over (ii) your adjusted tax basis in the exchanged Note (generally, your cost basis in your Note, increased by the amount of any “market discount” and any “constructive distribution,” each as discussed below, previously included in your taxable income and decreased by the amount of any “bond premium” previously amortized by you, in respect of the exchanged Note), but, in no event will your recognized gain exceed the cash amount you receive in the exchange of your Note (excluding cash received in respect of accrued but unpaid interest and cash received in respect of a fractional share of Class A common stock) that you receive in respect of such Note. With respect to cash received in lieu of a fractional share of Class A common stock, you will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, you generally will recognize gain or loss with respect to the fractional share equal to the difference between (x) the cash received in lieu of such fractional share and (y) that portion of your tax basis in the shares of Class A common stock received attributable to the fractional share.

Your initial tax basis in your shares of Class A common stock received in exchange for a Note pursuant to the exchange will equal your adjusted tax basis in the exchanged Note (generally, your cost basis in your Note, increased by the amount of any “market discount” and any “constructive distribution,” each as discussed below, previously included in your taxable income and decreased by the amount of any “bond premium” previously amortized by you, in respect of the exchanged Note), reduced by the cash amount you receive in the exchange of your Note (excluding cash received in respect of accrued but unpaid interest and cash received in lieu of a fractional share of Class A common stock), and increased by the amount of gain, if any, recognized by you in respect of such Note (other than with respect to a fractional share of Class A common stock). Your holding period for the shares of Class A common stock received will include the period during which you held the exchanged Note.

Taxable Exchange Treatment. If the Notes do not qualify as “securities,” the exchange of the Notes for Offer Consideration will be a taxable exchange. Under taxable exchange treatment, upon the exchange of your Note for Offer Consideration, you will recognize gain or loss equal to the difference between your amount realized upon the exchange and your adjusted tax basis in your Note (generally, your cost basis in your Note, increased by the amount of any “market discount” and any “constructive distribution,” each as discussed below, previously included in your taxable income and decreased by the amount of any “bond premium” previously amortized by you, in respect of your Note). Your amount realized with respect to an exchanged Note will equal the cash amount of the Offer Consideration plus the fair market value of Class A common stock received in the exchange. The tax basis of the shares of Class A common stock you receive in the exchange offer will equal the fair market value of such Class A common stock as of the date of the exchange. Your holding period in your Class A common stock will commence as of the date of the exchange.

Market Discount. You generally will be considered to have acquired a Note with “market discount” if, at the time of acquisition, the principal amount of the Note exceeded your purchase price for the Note by more than the statutory de minimis amount. Any gain recognized by you as a result of the exchange of your Note for Offer Consideration will be treated as ordinary income (rather than capital gain) to the extent of the amount of the market discount which accrued but was not previously included in your taxable income during the period you held the Note.

If as discussed above, the exchange of your Note for Offer Consideration qualifies as a recapitalization, any accrued market discount on your Note not previously treated as ordinary income by you (including as a result of the exchange as discussed above) will carry over to the shares of Class A common stock you receive in the exchange. In that event, any gain recognized by you on the disposition of such shares of Class A common stock will be treated as ordinary income (rather than capital gain) to the extent of the accrued and unrecognized market discount carried over to such shares.

Constructive Distributions. Your adjusted tax basis in your Note will include positive adjustments for any constructive distributions with respect to your Note that you previously have taken into account in determining your federal taxable income.

Character of Gain or Loss. Except with respect to cash received in respect of certain accrued and unpaid interest on the Notes (as discussed below) or market discount (as discussed above) any gain or loss that you recognize in the exchange of your Note will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the exchange, your holding period for the exchanged Note exceeds one year. Long-term capital gain of non-corporate United States holders is currently subject to a reduced U.S. federal income tax rate. Your ability to deduct capital losses is subject to limitations.

Accrued but Unpaid Interest. In addition to the Offer Consideration, you will be entitled to receive a cash payment for accrued and unpaid interest to, but excluding, the settlement date, on your Notes that are accepted for exchange. Regardless of whether the exchange is treated as a recapitalization or taxable exchange, the cash payment received attributable to accrued and unpaid interest on a Note, to the extent not previously included in your income, will be taxed as ordinary income.

Dividends on Class A Common Stock Received in the Exchange

If, after you receive shares of Class A common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of that stock, the distribution will be treated as a dividend and included in your gross income when paid to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). If the dividend exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to the amount of your adjusted tax basis in such Class A common stock. Any excess will be treated as capital gain. If you are a non-corporate United States holder, subject to certain exceptions and provided you meet certain holding period requirements, the amount of any such distribution treated as a dividend received on or before December 31, 2012 generally will be taxable at a maximum rate of 15%. After December 31, 2012, under current law, dividends will be taxable at the regular rates for ordinary income. If you are a corporation, you generally will qualify for the dividends received deduction for a portion of any distribution received that is treated as a dividend, provided that you meet certain holding period requirements.

Sale or Other Disposition of Class A Common Stock

You generally will recognize gain or loss on a sale or other disposition of Class A common stock in an amount equal to the difference between the proceeds you receive upon such sale and your adjusted tax basis in the Class A common stock (determined as discussed above). The proceeds received will include the amount of any cash and the fair market value of any other property received in exchange for your Class A common stock. Subject to the “market discount” rules discussed above, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Class A common stock (determined as described above) is more than one year at the time of disposition. Long-term capital gain of non-corporate United States holders is currently subject to a reduced federal income tax rate. Your ability to deduct capital losses is subject to limitations.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a Note who participates in the exchange offer and you are not a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) (a “non-U.S. holder”). For a discussion of recent legislative and regulatory developments that may affect withholding requirements with respect to your Class A common stock, see “—Recent Legislation” below.

Dividend Payments

If you receive a distribution with respect to Class A common stock that is treated as a taxable dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•

the dividend is effectively connected with your conduct of a U.S. trade or business, and you timely provide to the person who otherwise would be required to withhold U.S. federal income tax a properly completed IRS Form W-8ECI (or appropriate substitute form) to avoid withholding; or

•

an applicable income tax treaty provides for a lower rate of withholding tax, and you certify your entitlement to the applicable reduction under the treaty by timely delivering a properly completed IRS Form W-8BEN (or appropriate substitute form) to the person required to withhold U.S. federal income tax.

You may be required to update Forms W-8ECI and W-8BEN periodically.

Except to the extent provided by an applicable income tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable income tax treaty.

Exchange of Notes and Sale or Other Disposition of Class A Common Stock

You generally will not be subject to U.S. federal income tax on gain realized upon the disposition of your Note in exchange for Offer Consideration or upon a subsequent sale or other disposition of shares of Class A common stock unless (i) such gain is effectively connected with your conduct of a trade or business, (ii) if you are an individual, you are present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist, (iii) in the case of any cash you receive upon the exchange of your Note in respect of accrued and unpaid interest, you cannot satisfy the requirements of the “portfolio interest” exception (described below) and your U.S. federal income tax liability with respect to the interest has not otherwise been fully satisfied through the withholding of U.S. federal income tax, or (iv) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of (x) the five-year period preceding the sale or disposition or (y) your holding period for the exchanged Note or Class A common stock that is the subject of the sale or disposition. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a trade or business will be subject to a U.S. federal income tax at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced or exempted by an applicable income tax treaty). If you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains (including gains from the sale or other disposition of your Notes or Class A common stock), to the extent treated as having a U.S. source, exceed your capital losses allocable to U.S. sources, even though you are not considered a resident alien under the Code. To claim the benefit of an applicable income tax treaty, you must timely provide the appropriate and properly executed IRS form.

Accrued but Unpaid Interest in Respect of Notes

Subject to the discussion below, United States federal withholding tax will not apply to payments in respect of accrued but unpaid interest on your Notes under the “portfolio interest” exception of the Internal Revenue Code, so long as (i) you do not conduct a trade or business in the United States with respect to which the accrued and unpaid interest is effectively connected; (ii) you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code; (iii) you are not (a) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (b) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and (iv) you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides the applicable withholding agent with a copy of this statement. The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments to you in respect of accrued but unpaid interest on your Notes will be subject to 30% United States federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. If you are a corporation, such payments may also be subject to a 30% branch profits tax unless reduced by an applicable income tax treaty.

United States Federal Estate Tax

If you are an individual and are not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, any Class A common stock owned or treated as owned by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

United States Holders

Information returns may be filed with the IRS in connection with payments of dividends on Class A common stock, payments of the proceeds of a sale or other disposition of the Class A common stock, payment of the Offer Consideration, and payments in respect of accrued and unpaid interest on your Notes. A United States holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the applicable withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules from a payment to you may be credited against your United States federal income tax liability or may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Backup withholding will not apply to payments in respect of accrued but unpaid interest on the Notes or dividends on the Class A common stock to you if you have provided to the applicable withholding agent the required certification that you are not a United States person (within the meaning of the Internal Revenue Code), and provided that such withholding agent does not have actual knowledge or reason to know that you are a United States person. The applicable withholding agent may, however, be required to report to the IRS and you payments in respect of accrued but unpaid interest on the Notes or dividends on the Class A common stock and the amount, if any, withheld with respect to those payments. This information may be made available by the IRS under the provisions of an applicable income tax treaty or agreement with the tax authorities of the country in which you reside.

The gross proceeds from the disposition of your Notes in the exchange offer or the disposition of your Class A common stock may be subject to information reporting and backup withholding. If you exchange your Notes or sell your Class A common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you exchange your Notes or sell your Class A common stock through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption.

The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules from a payment to you may be credited against your United States federal income tax liability or may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Recent Legislation

The Foreign Account Tax Compliance Act (“FATCA”) (enacted March 18, 2010, as part of the Hiring Incentives to Restore Employment (HIRE) Act), imposes a U.S. federal withholding tax of 30% on certain U.S. source payments of dividends on Class A common stock and the gross proceeds from the disposition of Class A common stock paid after December 31, 2012 to (i) a non-U.S. financial institution (whether such non-U.S. financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution enters into an agreement with the United States government to collect and report to the United States government substantial information regarding its United States accountholders and such non-U.S. financial institution meets certain other specified requirements or (ii) a non-U.S. entity (whether such non-U.S. entity is the beneficial owner or an intermediary) that is not a financial institution unless such entity certifies that the beneficial owner does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner of the beneficial owner and such entity meets certain other specified requirements. The new FATCA withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., as capital gain) and regardless of whether the foreign financial institution is the beneficial owner of such payment.

The IRS has issued transitional advice and proposed regulations indicating that the FATCA withholding tax on U.S. source income will not be imposed with respect to payments of dividends made prior to January 1, 2014, and that this withholding tax on gross proceeds from a disposition of equity of U.S. issuers will not be imposed with respect to payments of gross proceeds made prior to January 1, 2015. The proposed regulations would be effective once finalized; however, there can be no assurance as to whether or not these proposed Treasury regulations will be adopted in final form, and if not, what form the final Treasury regulations will take.

You should consult with your own tax advisors regarding the possible implications of this legislation on your investment in the Class A common stock based on your particular circumstances.

LEGAL MATTERS

The validity of the Class A common stock issuable under this prospectus will be passed upon for Sonic by Dykema Gossett PLLC, Charlotte, North Carolina. Certain legal matters will be passed upon for the dealer managers by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. as of December 31, 2011, 2010 and 2009, and for each of the years then ended, and the effectiveness of Sonic Automotive Inc.’s internal control over financial reporting as of December 31, 2011, appearing in Sonic Automotive, Inc.’s Current Report on Form 8-K dated June 25, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Sonic Automotive, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

Global Bondholder Services Corporation

By Facsimile Transmission (for Eligible Institutions only):
(212) 430-3775/3779

For Confirmation Only Telephone:
(212) 430-3774

By Registered or Certified Mail:	By Overnight Delivery:	By Hand:
Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, NY 10006	Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, NY 10006	Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, NY 10006

THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call:

(212) 430-3774

All Others Call Toll-Free:

(866)-857-2200

Additional copies of this prospectus, the letter of transmittal or other offer materials may be obtained from the information agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the information agent.

The Joint Lead Dealer Managers for the Exchange Offer Are:

J.P. Morgan 383 Madison Avenue, 4th Floor New York, New York 10179 Attn: Syndicate Desk (800) 261-5767 (toll-free)	BofA Merrill Lynch Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower One Bryant Park New York, New York 10036 Call Toll-Free: (888) 803-9655	Wells Fargo Securities 375 Park Avenue New York, New York 10152 Attn: Equity Syndicate Department (800) 326-5897 (toll-free)

Questions and requests for information regarding the terms of the exchange offer should be directed to the joint lead dealer managers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sonic’s Bylaws effectively provide that Sonic shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), indemnify all persons whom it may indemnify pursuant thereto. In addition, Sonic’s Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 102(b)(7)”).

Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Sonic maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of Sonic under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Exhibit Description

1.1	Dealer Manager Agreement dated as of June 25, 2012 by and among Sonic Automotive, Inc. and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

3.1	Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to Sonic’s Registration Statement on Form S-1 (Reg. No. 333-33295) (the “Form S-1”)).

3.2	Certificate of Amendment to Sonic’s Amended and Restated Certificate of Incorporation effective June 18, 1999 (incorporated by reference to Exhibit 3.2 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.3	Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Sonic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

3.4	Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (incorporated by reference to Exhibit 3.1 to Sonic’s Current Report on Form 8-K filed February 13, 2006).

4.1	Specimen Certificate representing Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Form S-1).

4.2	Indenture dated as of September 23, 2009 (the “Base Indenture”) by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the September 25, 2009 Form 8-K).

4.3	First Supplemental Indenture dated as of September 23, 2009 to the Base Indenture (incorporated by reference to Exhibit 4.2 to the September 25, 2009 Form 8-K).

4.4	Form of 5.0% Convertible Senior Note due October 2029 (included in Exhibit 4.2 to the Current Report on Form 8-K filed September 25, 2009 (the “September 25, 2009 Form 8-K”)).

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dykema Gossett PLLC (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

99.4	Form of Notice of Withdrawal.

99.5	Form of Notice of Voluntary Offering Instructions.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933:

(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on June 25, 2012.

SONIC AUTOMOTIVE, INC.

By:	/s/ David P. Cosper
David P. Cosper
Vice Chairman and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named Registrant, by his execution hereof, hereby constitutes and appoints David P. Cosper and Stephen K. Coss, and each of them, with full power of substitution, as his true and lawful attorneys-in-fact and agents, to do any and all acts and things for him, and in his name, place and stead, to execute and sign any and all amendments (including post-effective amendments) and supplements to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the SEC and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chairman, Chief Executive Officer and Director (principal executive officer)	June 25, 2012

/s/ B. Scott Smith B. Scott Smith	President, Chief Strategic Officer and Director	June 25, 2012

/s/ David P. Cosper David P. Cosper	Vice Chairman and Chief Financial Officer (principal financial and accounting officer)	June 25, 2012

/s/ David B. Smith David B. Smith	Executive Vice President and Director	June 25, 2012

/s/ William I. Belk William I. Belk	Director	June 25, 2012

/s/ William R. Brooks William R. Brooks	Director	June 25, 2012

Signature	Title	Date

/s/ Victor H. Doolan Victor H. Doolan	Director	June 25, 2012

/s/ Robert Heller H. Robert Heller	Director	June 19, 2012

/s/ Robert L. Rewey Robert L. Rewey	Director	June 25, 2012

David C. Vorhoff	Director	, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1	Dealer Manager Agreement dated as of June 25, 2012 by and among Sonic Automotive, Inc. and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

3.1	Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Reg. No. 333-33295) (the “Form S-1”)).

3.2	Certificate of Amendment to Sonic’s Amended and Restated Certificate of Incorporation effective June 18, 1999 (incorporated by reference to Exhibit 3.2 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.3	Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Sonic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

3.4	Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (incorporated by reference to Exhibit 3.1 to Sonic’s Current Report on Form 8-K filed February 13, 2006).

4.1	Specimen Certificate representing Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Form S-1).

4.2	Indenture dated as of September 23, 2009 (the “Base Indenture”) by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the September 25, 2009 Form 8-K).

4.3	First Supplemental Indenture dated as of September 23, 2009 to the Base Indenture (incorporated by reference to Exhibit 4.2 to the September 25, 2009 Form 8-K).

4.4	Form of 5.0% Convertible Senior Note due October 2029 (included in Exhibit 4.2 to the Current Report on Form 8-K filed September 25, 2009 (the “September 25, 2009 Form 8-K”)).

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dykema Gossett PLLC (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

99.4	Form of Notice of Withdrawal.

99.5	Form of Notice of Voluntary Offering Instructions.